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                                                                    EXHIBIT 99.1

SRA International, Inc. to Acquire Adroit Systems, Inc.

FAIRFAX, Virginia - January 3, 2003 - SRA International, Inc. (NYSE: SRX) a leading provider of information technology services and solutions to the federal government, today announced the signing of a definitive agreement to acquire Adroit Systems, Inc.(ASI), a leading provider of C4ISR (Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance) services to U.S. intelligence and defense organizations.

Headquartered in Alexandria, ASI is a privately-held company specializing in the area of national security. More than 90% of ASI's business is for the Department of Defense and the U.S. intelligence community. ASI provides high-end information engineering solutions in C4ISR, logistics, knowledge management, and intelligence analysis. As of September 30, 2002 ASI had approximately 330 employees, with about 80% holding security clearances. ASI has a long history of profitable, organic growth. For the fiscal year ending September 30, 2002 ASI recorded revenue of $42.8 million, EBITDA of $4.0 million, and net income of $2.2 million or 5.2% of revenue.

"ASI typifies the type of strategic acquisition that we seek," said Ernst Volgenau, SRA President and CEO. "ASI adds surveillance and reconnaissance capability to our existing defense and intelligence business and allows us to provide a complete C4ISR capability. Our customer sets are complementary, with very little overlap, offering potential to cross-sell our services. Our culture and values are in harmony. ASI has a record of delivering outstanding customer value, organic growth, and profitability and is an employee focused company."

Commenting on the sale, Terry Ryan, ASI President and Chief Executive Officer, said, "SRA is the perfect fit for our customers, our management team, and our employees. SRA offers technical depth, valuable solutions, mature processes, and prime positions on major contract vehicles that will enable us to better serve our customers and grow our business. Just as important, both SRA and ASI share a deep commitment to our employees."

All of ASI's current management team and operating divisions are expected to move intact into the Command, Control, Communications, and Intelligence (C3I) business unit, one of four strategic business units within SRA. SRA will also merge its existing intelligence business with the Adroit C4ISR business to help achieve natural synergies and business leverage.

According to the terms of the merger agreement, SRA will acquire ASI for $40 million in cash ($38.9 million net of cash acquired). As part of the transaction, ASI executives will buy approximately 170,000 shares of SRA Class A common stock based on an average closing stock price. The stock will be unregistered and restricted by a six-month lock-up. Closing of the transaction is subject to customary closing conditions, including approval of the merger by ASI's stockholders. The transaction is expected to close by early February 2003.

SRA Senior Vice President and Chief Financial Officer, Steve Hughes stated, "The ASI acquisition is an excellent strategic and financial fit. ASI is well managed and has a strong balance sheet, complementing its outstanding growth and profitability. We expect the acquisition to be accretive to earnings in 2003."

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                                                                    EXHIBIT 99.1

About SRA International, Inc.

SRA is a leading provider of information technology services and solutions to U.S. federal government organizations in three principal markets: national security, health care and public health, and civil government. We offer a broad range of services that spans the information technology lifecycle, including strategic consulting; systems design, development, and integration; and outsourcing and operations management. In addition, to address recurring client needs, we have developed four business solutions: data and text mining, contingency and disaster response planning, information assurance, and enterprise systems management.

Fortune(R) magazine has chosen SRA as one of the "100 Best Companies to Work For in America" for three consecutive years. The Company's 2,100 employees serve clients from its headquarters in Fairfax, Virginia, and offices across the country.

About ASI

ASI is a leading provider of tailored information engineering solutions to the national security and defense sectors of the U.S. Government. ASI specializes in serving the Command, Control, Communications, Computers, Intelligence, Surveillance, and Reconnaissance (C4ISR) community. ASI's areas of expertise include communications engineering, modeling, simulation, analysis, systems integration, software development, and database services. ASI's core capabilities also encompass world-class logistics, sustainment, and engineering support to aircraft programs. In addition to its headquarters in Alexandria, VA, ASI has offices in Dayton, OH, and Warner Robins, GA, and several field operating locations throughout the US and overseas.

Any statements in this press release about future expectations, plans, and prospects for ASI, SRA or their combined business constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:
SRA's ability to integrate the ASI business with its own, to retain ASI management and customers and continue to perform under existing ASI contracts and other factors related to SRA's business discussed in the form 10Q filed with the SEC on November 13, 2002. In addition, the forward-looking statements included in this press release represent SRA's views as of January 3, 2003. Subsequent events and developments may cause SRA's views to change. However, while SRA may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing SRA's views as of any date subsequent to January 3, 2003.

CONTACTS:

Stuart Davis                                  Stephen Hughes
Director, Investor Relations                  Senior Vice President and CFO
SRA, International, Inc.                      SRA International, Inc.
(703) 502-7731                                (703) 227-7010
stuart_davis@sra.com                          steve_hughes@sra.com